Exhibit 5.1

March 15, 2011

American Petroleum Tankers Parent LLC

AP Tankers Co.

and the guarantors listed on Schedule I attached hereto

c/o The Blackstone Group L.P.

345 Park Avenue, 29th Floor

New York, New York 10154

Ladies and Gentlemen:

We have acted as special counsel to American Petroleum Tankers Parent LLC, a Delaware limited liability company (“APT Parent”), and AP Tankers Co., a Delaware corporation (together with APT Parent, the “Issuers”), and each of the guarantors listed on the attached Schedule I (the “Guarantors”), in connection with the preparation and filing of a Registration Statement on Form S-4 (the “Registration Statement”), relating to $285,000,000 in aggregate principal amount of the Issuers’ 10 1/4% First Priority Senior Secured Notes due 2015 (the “New Notes”) and the guarantees of the New Notes (the “Guarantees”) by the Guarantors. The New Notes are to be offered by the Issuers and the Guarantors, respectively, in exchange for $285,000,000 in aggregate principal amount of the Issuers’ outstanding 10 1/4% First Priority Senior Secured Notes due 2015 and the outstanding guarantees of such notes by the Guarantors.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

In connection with this opinion, we have examined originals or copies certified or otherwise identified to our satisfaction of each of the (i) Registration Statement, (ii) the Indenture pertaining to the New Notes dated as of May 17, 2010 (the “Indenture”) and (iii) the form of Note and Notational Guarantee, included as exhibits to the Indenture. We have also examined originals or copies certified or otherwise identified to our satisfaction, of such records of the Issuers and the Guarantors and such other agreements, certificates and documents of public officials, officers and other representatives of the Issuers and the Guarantors and others, as we have deemed necessary as a basis for our opinions set forth below.

We have relied as to factual matters on the statements and representations of officers and other representatives of the Issuers and the Guarantors.

We have assumed (i) the legal capacity of all natural persons executing the Indenture and such other agreements, certificates or documents, (ii) the genuineness of all signatures thereon, (iii) the authority of all persons signing the Indenture and such other agreements, certificates and documents on behalf of the parties thereto other than officers and other representatives of the Issuers and the Guarantors, (iv) the authenticity of all documents submitted to us as originals, and (v) the conformity to the original of all copies, telecopies, photostatic or conformed copies and the authenticity of the originals of such latter documents.

In rendering the opinions set forth below, we have also assumed that, except to the extent expressly set forth in the opinions below and except with respect to the Issuers and the Guarantors: (i) each of the documents submitted to us have been duly authorized by the parties thereto; (ii) the documents submitted to us have been duly executed and delivered by each party thereto and (iii) each of the documents constitute a legal, valid and binding agreement of the parties thereto enforceable against such parties in accordance with their terms.

Based on the foregoing and such other investigations as we have deemed necessary and subject to the qualifications included in this letter, we are of the opinion that:

1. Upon the issuance of the New Notes in the manner referred to in the Registration Statement and in accordance with the terms and conditions of and the procedures set forth in the Indenture, the New Notes will constitute valid and binding obligations of the Issuers, enforceable against the Issuers in

American Petroleum Tankers Parent LLC

AP Tankers Co.

and the guarantors listed on Schedule I attached hereto

March 15, 2011

accordance with their terms, except to the extent that the enforceability thereof may be limited by: (a) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies; and (b) general principles of equity, including, without limitation, principles of reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in equity or at law).

2. Upon the issuance of the New Notes in the manner referred to in the Registration Statement and in accordance with the terms and conditions of and the procedures set forth in the Indenture, the Guarantees will constitute valid and binding obligations of each of the Guarantors, enforceable against such Guarantors in accordance with their terms, except to the extent that the enforceability thereof may be limited by: (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies; and (ii) general principles of equity, including, without limitation, principles of reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in equity or at law).

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the prospectus included therein. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours, /s/ Schulte Roth & Zabel LLP

SCHEDULE I

American Petroleum Tankers Holding LLC

American Petroleum Tankers LLC

APT Intermediate Holdco LLC

JV Tanker Charterer LLC

PI 2 Pelican State LLC

APT Sunshine State LLC